EXHIBIT 2.1



            AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                          by and between

                     LUCENT TECHNOLOGIES INC.
                            as Seller

                               and

                       ELCOTEL DIRECT, INC.
                            as Buyer


                dated as of September 30, 1997

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TABLE OF CONTENTS
1. Definitions                                                1
     1.1 Defined Terms                                        1
     1.2 Other Definitional and Interpretive Matters

2. Purchase and Sale of Assets                                7
     2.1 Purchased Assets                                     7
     2.2 Excluded Assets                                      8
     2.3 Purchase Price                                       9
     2.4 Assumed Liabilities                                  11
     2.5 Excluded Liabilities                                 11
     2.6 Consent of Third Parties; Further Assurances         12
     2.7 No Licenses                                          12
     2.8 Bulk Sales Law                                       13
     2.9 Taxes                                                13
     2.10 Employees                                           13

3. Representations and Warranties of Seller                   13
     3.1 Organization and Authority                           13
     3.2 Authorization; Binding Obligations                   13
     3.3 No Violations                                        14
     3.4 Assets                                               14
     3.5 Personal Property                                    14
     3.6 Permits, Licenses                                    15
     3.7 Compliance With Laws and Litigation                  15
     3.8 Contracts                                            15
     3.9 Brokers                                              15
     3.10 Historical Financial Information                    16
     3.11 Products Liability                                  16
     3.12 No Other Representations or Warranties              16

4. Representations and Warranties of Buyer                    17
     4.1 Organization and Authority                           17
     4.2 Authorization; Binding Obligations                   17
     4.3 No Violations                                        17
     4.4 Brokers                                              18
     4.5 Sufficiency of Funds                                 18

5. Certain Covenants                                          18
     5.1 Information                                          18
     5.2 Preservation of Assets                               19
     5.3 Sale by Buyer of Inventory Marked With Seller's Name 19

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     5.4 Collateral Agreements                                20
     5.5 Regulatory Compliance                                20
     5.6 Contacts with Suppliers, Employees and Customers     21
     5.7 Negotiations                                         21
     5.8 Transition Plan; Interim Operation                   21
     5.9 Customer Orders.                                     22
     5.10 Non-Compete.                                        23

6. Confidential Nature of Information                         24
     6.1 Confidentiality Agreement                            24
     6.2 Seller's Proprietary Information                     24

7. Closing                                                    25
     7.1 Documents to be Delivered by Seller                  25
     7.2 Documents to be Delivered by Buyer                   26
     7.3 Closing Date                                         27
     7.4 Contemporaneous Effectiveness                        27

8. Conditions Precedent to Closing                            27
     8.1 General Conditions                                   27
     8.2 Conditions Precedent to Buyer's Obligations          27
     8.3 Conditions Precedent to Seller's Obligations         28

9. Status of Agreements                                       29
     9.1 Effect of Breach                                     29
     9.2 Survival of Representations and Warranties           29
     9.3 General Agreement to Indemnify                       29
     9.4 Procedures for Indemnification                       31
     9.5 Arbitration;  Choice of Law                          32

10. Miscellaneous Provisions                                  34
     10.1 Notices                                             34
     10.2 Expenses                                            34
     10.3 Entire Agreement; Modification                      34
     10.4 Assignment; Binding Effect; Severability            35
     10.5 Governing Law                                       35
     10.6 Execution in Counterparts                           35
     10.7 Public Announcement                                 35
     10.8 No Third-Party Beneficiaries                        35

11. Termination and Waiver                                    36
     11.1 Termination                                         36
     11.2 Effect of Termination                               36
     11.3 Waiver of Agreement                                 36
     11.4 Amendment of Agreement                              37

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Schedules

Schedule 1.1A		Business Locations
Schedule 1.1C		Supplier Locations
Schedule 1.2		Certain Persons
Schedule 2.1(a)         Principal Equipment
Schedule 2.1(b)         Inventory
Schedule 2.1(c)         Contracts
Schedule 2.1(d)         Licenses
Schedule 2.1(f)         Governmental Permits
Schedule 2.1(h)         Additional Excluded Assets
Schedule 3.3		Certain Violations
Schedule 3.4		Title to Assets; Location of Inventory
Schedule 3.5		Personal Property
Schedule 3.6		Permits, Licenses
Schedule 3.7(a)         Compliance With Laws
Schedule 3.7(b)         Litigation
Schedule 3.10		Financial Information
Schedule 3.11		Product Liability Claims
Schedule 4.3		Certain Violations; Buyer's Consents
Schedule 5.2 Seller's Exceptions to Covenant to Operate Business in Ordinary Course


Exhibits

Exhibit A-1	Form of Technology Transfer Agreement
Exhibit A-2	Form of Patent License Agreement
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of  Bill of Sale
Exhibit D  	Use Guidelines

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        AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS (this
"Agreement") is made as of September 30, 1997 by and between Lucent Technologies Inc., a Delaware corporation, having a principal office at 600-700 Mountain Avenue, Murray Hill, N.J. 07974-
0636 ("Seller"), and Elcotel Direct, Inc., a
Delaware corporation, having a principal office at 6428
Parkland Drive, Sarasota, Florida  34243 ("Buyer").

     WHEREAS, Seller is, among other things, engaged through its Network Systems Business Unit in the development, manufacture and sale of Business Products (as hereinafter defined);

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets relating to the manufacture and sale of Business Products on the terms and subject to the conditions set forth herein;

     WHEREAS, Seller wishes to transfer to Buyer, and Buyer is willing to assume, specified Assumed Liabilities (as hereinafter defined) on the terms and subject to the conditions set forth herein; and

     WHEREAS, Seller and Buyer wish to enter into certain collateral agreements as hereinafter specified, namely a Technology Transfer Agreement and a Patent License Agreement.

     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

1.	Definitions
        1.1     Defined Terms

        For the purposes of this Agreement, the following words and phrases shall have the following meanings:

        "Accounts Receivable" means all the accounts, notes and finance receivables generated by the Business, including all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights, together with all accrued interest thereon, in each case existing as of the close of business on the Closing Date.

        "Additional Excluded Assets" shall mean the assets and equipment described on Schedule 2.1(h) .

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        "Affiliate" of any Person means any Person, directly or
indirectly controlled by, controlling or under common control with, such Person. For purposes of this Agreement, "control" means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Asset Acquisition Statement" has the meaning assigned in
Section 2.3(b).

        "Assumed Liabilities" has the meaning assigned in Section 2.4.

        "Assumption Agreement" has the meaning assigned by Section 2.4.

        "Best Efforts" means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is not actually accomplished is no indication that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

        "Business" means the manufacturing, marketing, selling and repairing Business Products as carried on by Seller immediately prior to the date of this Agreement except for the activities of the Lucent Global Provisioning Centers Public Terminals Refurbishment Operations as currently conducted by Seller.

        "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the state of New York or any other day on which the principal offices of either Seller or Buyer are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

        "Business Locations" means the locations set forth on Schedule 1.1A.

        "Business Product" means Public Terminals and related components of the type set forth in Schedule 3 of the Technology Transfer Agreement as amended or added to pursuant to the terms of the Technology Transfer Agreement.

        "Business Records" means all books, files (including customer and supplier files), records, mailing lists, customer lists, vendor data, equipment maintenance records, warranty information, manuals of operation or business procedures, and other similar information, relating primarily to the Business or the Purchased Assets but excludes any Proprietary Information of Seller covered by the Technology Transfer Agreement or the Patent License Agreement, which shall be governed by the terms of such agreements.

        "Closing" means the closing of the transactions described in Article 7.

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        "Closing Date" means the date of the Closing as determined pursuant to Section 7.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agreements" means the agreements to be entered into between Buyer and/or its Affiliates and Seller that are listed in
Section 5.4.

        "Contracts" means Third-Party contracts, agreements, leases, supply contracts, purchase orders, sales orders and instruments relating exclusively to the manufacture, marketing, sale or repair of the Business Products, in effect on the Closing Date to which Seller is a party, identified on Schedule 2.1(c), (i) for the lease of machinery and equipment or furniture and office equipment, (ii) for the provision of goods or services, (iii) for the sale of goods or performance of services and
(iv) for the sale and distribution of the Business Products but in each case only to the extent assignable.

        "Counsel for Buyer" means Schnader Harrison Segal & Lewis LLP.

        "Counsel for Seller" means a Corporate Counsel of Seller.

        "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restrictions affecting the Purchased Assets.

        "Environmental Law" means any local, county, state and/or federal law or regulation that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including federal, state, local and/or county laws or regulations, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

        "Excluded Assets" means the properties and assets of the Business excluded from the Purchased Assets by Section 2.2.

        "Excluded Liabilities" means the liabilities and obligations that are not assumed by Buyer as provided in Section 2.5.

        "Governmental Body" means any court, government (foreign, federal, state or local), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

        "Governmental Permits" means all the governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller that primarily relate to the Business.

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        "Hazardous Substance" means any substance that is regulated under any Environmental Law or is deemed by any Environmental Law to be "hazardous," "toxic," a "contaminant," "waste," a source of contamination or a pollutant.

        "Inventory" means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products and inventoriable supplies, and noncapital spare parts owned by Seller and used or held for use exclusively in the conduct of the Business, but specifically including those items of the type and nature of the materials identified in the summary list set forth on Schedule 2.1(b).

        "IRS" means the U.S. Internal Revenue Service.

        "Licenses" means all licenses, agreements and other arrangements identified on Schedule 2.1(d) under which Seller has the right to use any Proprietary Information of a Third Party to the extent used or held for use exclusively in the operation of the Principal Equipment or Inventory, but not the Nonassignable Licenses.

        "Lucent Global Provisioning Centers Public Terminals Refurbishment Operations" means the refurbishment operations of Seller which is currently conducted in Merriam, Kansas.

        "Losses" has the meaning assigned by Section 9.3(a).

        "Material Adverse Effect" means any material adverse change or effect (or series of related changes or effects) on the Business or on the use of the Purchased Assets taken as a whole; provided, however, that events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national political, economic or regulatory conditions that adversely affect a broad group of industries generally, in each case where such events, circumstances or conditions do not adversely affect the Purchased Assets disproportionately, shall not constitute a Material Adverse Effect; and provided further, that the effects of the announcement of or the merger of Buyer and Technology Service Group, Inc. shall not constitute a Material Adverse Effect.

        "Nonassignable Assets" has the meaning assigned by Section 2.6(b).

        "Nonassignable Licenses" means licenses of Proprietary Information to which Seller or an Affiliate of Seller is the licensee and that are not assignable to Buyer.

        "Patent License Agreement" means the agreement between Seller, as licensor, and Elcotel, Inc., as licensee, for the license of certain patents of Seller, in substantially the form set forth as Exhibit A-2.

        "Permitted Encumbrances" means the (i) statutory liens for taxes not yet due and payable, (ii) statutory liens of landlords, liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, for sums not yet due and payable, and (iii) existing licenses under Seller's Proprietary Information.

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        "Person" means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

        "Principal Equipment" means the machinery and equipment, fixtures, improvements, motorized lifting or transporting equipment, tooling, supplies, tools, dies and similar capital items identified on Schedule 2.1(a). Principal Equipment includes rights to the warranties received from the manufacturers and distributors of said items and to any related claims, credits, rights of recovery and setoff with respect to said items, but only to the extent such rights are assignable.

        "Principal Manufacturing Location" means the facility of Taiwan Telecommunications Industry Co., Ltd. located at No. 4, Min Hsian Street, Chung Ho, Taipei Hsein, Taiwan, 23510, ROC and the various manufacturing locations of its suppliers (the names and addresses of which are set forth on Schedule 1.1C) at which certain of the Principal Equipment is located and at which Business Products and/or components are manufactured for Seller.

        "Proprietary Information" means all information (whether or not protectable by patent, copyright, mask works or trade secret rights) not generally known to the public (except in the case of patents), including, but not limited to, works of authorship, inventions, discoveries, contract terms and conditions (where protected by confidentiality obligations) patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks and registrations, specifications, technical manuals and data, libraries, blueprints, drawings, proprietary processes, product information and development work-in-process.

        "Purchased Assets" has the meaning assigned by Section 2.1.

        "Purchase Price" means the payment to be made by Buyer in consideration for the Purchased Assets as provided in Section 2.3.

        "Senior Executives" means, in the case of Seller, Robert D.Van Saun, and in the case of Buyer, Tracey Gray.

        "Technology Transfer Agreement" means the agreement between Seller, as transferor and licensor, and Elcotel, Inc., as transferee and licensee, for the transfer and license of certain intellectual property of Seller, in substantially the form set forth as Exhibit A-1.

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        "Third Party" means any Person not an Affiliate of the other referenced Person or Persons.

        "Third-Party Claim" has the meaning assigned by Section 9.4(a).

        1.2     Other Definitional and Interpretive Matters

        Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

        Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with U.S. Generally Accepted Accounting Principles.

        Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

        Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

        Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

        Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

        Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

        Knowledge and words of similar import shall mean, with respect to any Person, actual knowledge of a particular fact or other matter being possessed by an officer or other individual now or formerly having principal responsibility for the Business or related administrative function or any other individual principally involved in the events and discussions leading up to this Agreement including the persons set forth on
Schedule 1.2.

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        Materiality.  Any reference to "material" in relation to the
Business, irrespective of the context, shall mean material in relation to the Business taken as a whole; any reference to "material" in relation to Seller, irrespective of the context, shall mean material in relation to the business operations of Seller, taken as a whole, and any reference to "material" in relation to Buyer, irrespective of the context, shall similarly mean material in relation to the business operations of Buyer, taken as a whole.

        Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

2.	Purchase and Sale of Assets

        2.1     Purchased Assets

        Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the right, title and interest in, to and under the Purchased Assets that Seller possesses and has the right to transfer as the same shall exist on the Closing Date. For purposes of this Agreement, "Purchased Assets" shall mean all the assets, properties and rights set forth or described in Sections 2.1(a) through 2.1(g), inclusive (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements:

        (a)     the Principal Equipment;

        (b) all Inventory and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable;

        (c)     all of Seller's rights under the Contracts;

        (d)     all of Seller's rights under the Licenses;

        (e)     the Business Records;

        (f) the Governmental Permits, but only to the extent that such Governmental Permits are assignable or transferable to the Buyer identified on Schedule 2.1(f); and

        (g) rights set forth in the Technology Transfer Agreement and Patent License Agreement.

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        The term "Purchased Assets" when used in this Article 2 with respect to any date prior to the Closing Date shall be deemed to refer to the properties and assets of Seller generally described as "Purchased Assets" as the same shall exist at the Closing Date.

        2.2     Excluded Assets

        Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, the following (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the "Excluded Assets"):

        (a) any of Seller's cash, Accounts Receivable, bank deposits or similar cash items;

        (b) any Proprietary Information of Seller other than the Business Records or as expressly provided under the Technology Transfer Agreement and Patent License Agreement;

        (c) (i) Seller's personnel records; (ii) any other books and records that Seller is required by law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Buyer shall have the right to make copies, at Seller's expense, of any portions of such retained books and records that relate to the Purchased Assets; and (iii) any information management system of Seller other than those used exclusively with the Purchased Assets or the Business;

        (d) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for U.S. federal, state, local or foreign net income, franchise, gross income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, real or personal property taxes, customs, duties or other taxes, governmental fees or other like assessment or charges of any kind whatsoever, together with any interest due Seller thereon, for any periods prior to the Closing Date;

        (e) all "AT&T" or "Lucent Technologies" marked sales and marketing or packaging materials, samples, prototypes, other similar AT&T or Lucent Technologies-identified sales and marketing or packaging materials and any marketing studies, except to the extent such materials are sold or used by Buyer in the ordinary course of business in accordance with the terms of
Section 5.3;

        (f) any machinery and equipment, fixtures, improvements, motorized lifting or transporting equipment, tooling, supplies, tools, dies and any other tools and equipment that is not Principal Equipment;

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

        (g) all of the Seller's rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of the Seller arising out of transactions occurring prior to the Closing Date (other than with respect to the warranties described in the definition of Principal Equipment);

        (h)     the Additional Excluded Assets; and

        (i) all other assets, properties, interests and rights of Seller not identified in Section 2.1.

        2.3     Purchase Price

        (a) In consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Buyer, and in addition to assuming the Assumed Liabilities, Buyer shall pay to Seller: (i) at the Closing two million forty one thousand seventy five Dollars ($2,041,075) in cash (the "Purchase Price") by wire transfer of immediately available funds to the account of Seller designated by Seller's written instructions; and
(ii) [          *              ] of the Final Inventory Amount (as defined
in Section 2.3(c)).  With respect to item (ii), Buyer shall pay at the
Closing [         *            ] of the Estimated Inventory Amount (as
defined in Section 2.3(c)) (the "Closing Inventory Payment") by wire transfer of immediately available funds to the account of Seller designated by Seller's written instructions.

        (b)     Buyer and Seller recognize their mutual obligations pursuant to
Section 1060 of the Code to timely file IRS Form 8594 (the "Asset
Acquisition Statement") with each of their respective federal income tax returns. Accordingly, within 30 days after the Closing Date, Buyer and Seller agree to attempt in good faith to (i) enter into a Purchase Price Allocation Agreement providing for the allocation of the Tax Purchase
Price (as defined therein) among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns.

	(c)	Prior to the Closing Date, Seller shall provide Buyer with a good faith estimate of the dollar amount of the Inventory (the "Estimated Inventory Amount"). Within five (5) Business Days after the Closing Date, Seller shall perform a physical inventory of the Inventory in order to determine the total quantity thereof. Seller shall provide Buyer full access to the Inventory in order for Buyer to monitor Seller's physical inventory thereof. Within five (5) Business Days after the end of the aforesaid period of five (5) Business Days (the "Inventory Count Period"), Seller and Buyer shall attempt to agree upon the total quantity of the Inventory. Following the Inventory Count Period, Seller shall have fifteen
(15) Business Days to calculate the value of the Inventory and shall within such time period prepare and deliver to Buyer a computation of the value of the Inventory (the "Inventory Value") and either deliver or make available

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* The text within the brackets has been omitted and separately filed with the
Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

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to Buyer supporting documentation in sufficient detail to enable Buyer to prepare its own computation of the Inventory Value (the "Inventory Value Calculation"). "Inventory Value" shall mean the quantity of each Inventory item (excluding defective items) multiplied by Seller's standard cost (as determined in accordance with GAAP) for such item. Buyer shall then review Seller's Inventory Value Calculation, and Seller and Buyer shall use their best efforts to attempt to agree upon the Inventory Value. Seller shall make available to Buyer Seller's books and records with respect to the Inventory and provide to each other such assistance as is reasonably necessary in connection with Buyer's review of Seller's determination of the quantity of the Inventory and the Inventory Value. Within ten (10) Business Days after the delivery by Seller to Buyer of the Inventory Value Calculation (the "Inventory Disagreement Period"), Buyer shall notify Seller in writing as to any disagreement it has with respect to all or any portion of the Inventory Value Calculation and shall identify in detail the nature and extent of Buyer's disagreement with the Inventory Value Calculation (called an "Inventory Disagreement") and, to the extent possible, shall indicate Buyer's computation of the Inventory Value and, to the extent not then possible, Buyer shall provide its computation of the Inventory Value within five (5) Business Days thereafter. In the event that Buyer does not notify Seller of an Inventory Disagreement within the Inventory Disagreement Period, Buyer shall be deemed to have agreed with the Inventory Value Calculation ("Final Inventory Amount"). In the event that Buyer does notify Seller of an Inventory Disagreement and the parties are unable to resolve such Inventory Disagreement within fifteen (15) business Days of the receipt of such notice of Inventory Disagreement by Seller, Buyer and Seller shall forthwith jointly retain an individual at an independent accounting firm mutually agreed upon by the parties (the "Arbitrator") to settle the Inventory Disagreement. The Arbitrator shall be directed to use every effort to settle the Inventory Disagreement within fifteen (15) Business Days of being retained and shall, to the extent the Arbitrator feels it is necessary, (i) after hearing any evidence and representations that the parties may submit, make any determination with respect to the Inventory Disagreement within the range determined as the Inventory Value computed by Seller and the Inventory Value computed by Buyer and reduce the same to writing and deliver one copy thereof to each of the parties hereto and (ii) determine any matter of procedure for settling the Inventory Disagreement not specified herein. In making any determination with respect to the Inventory Disagreement within the range determined as the Inventory Value computed by Seller and the Inventory Value computed by Buyer, the Arbitrator shall be governed by the provisions of this Agreement and, where not in conflict with this Agreement, by GAAP. The Arbitrator shall be given full access during normal business hours to, and copies of, the books and records of each party relating to the Inventory and the Inventory Value. Any decision of the Arbitrator with respect to the Inventory Disagreement shall be final and binding upon both parties hereto ("Final Inventory Amount"). The fees and disbursements of the Arbitrator and all other costs incurred by the Arbitrator in settling the Inventory Disagreement shall be shared equally be Seller and Buyer.

        (d) In the event the Closing Inventory Payment is (i) greater than [ * ] of the Final Inventory Amount, then Seller shall pay Buyer an amount

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

equal to such excess and (ii) less than [ * ] of the Final Inventory Amount, then Buyer shall pay Seller an amount equal to such deficit. All payments under this Section 2.3(d) shall be made within Five (5) Business Days after the determination of the Final Inventory Amount (such fifth Business Day shall be referred to as the "Adjustment Payment Date") and any such payments not made by the Adjustment Payment Date shall bear interest at 8% per annum accruing from the Adjustment Payment Date until such time such payment is made.

        2.4     Assumed Liabilities

        On the Closing Date, Buyer and Seller shall execute and deliver an assignment and assumption agreement in substantially the form set forth at Exhibit B (the "Assignment and Assumption Agreement") pursuant to which Seller shall assign to Buyer, and Buyer shall assume and agree to pay, perform or otherwise discharge after the Closing Date, in accordance with the respective terms and subject to the respective conditions thereof, all of the liabilities and obligations of Seller accruing after the Closing Date pursuant to and under the Assumed Liabilities. "Assumed Liabilities" shall mean all liabilities and obligations set forth in this Section 2.4, whether or not any such obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in Seller's books or financial statements:

        (a) All liabilities and obligations of Seller accruing after the Closing Date under the Contracts, including all warranty and repair obligations thereunder;

        (b) All liabilities and obligations of Seller accruing after the Closing Date under the Licenses; and

        (c) All liabilities and obligations of Seller accruing after the Closing Date under the Governmental Permits transferred pursuant to Section 2.1(f).

        2.5     Excluded Liabilities

        Buyer shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, or absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the "Excluded Liabilities"), and, notwithstanding the provisions of Section 2.4, the Buyer shall not assume (and each shall be deemed to be an Excluded Liability) any liabilities or obligations in respect of Excluded Assets. Excluded Liabilities shall include (i) any liability for product liability lawsuits or the infringement of any Third Party rights arising from the sale of any Business Products manufactured by Seller before the Closing Date; (ii) any liability for violation of any Environmental Law in connection with the conduct of the business before the Closing Date; and
(iii) any liability of Seller not specifically assumed by Buyer.

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

        2.6     Consent of Third Parties; Further Assurances

        (a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets including any such instruments described in the Transition Plan.

        (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Contract, License or Governmental Permit, which by its terms or by law is not assignable ("Nonassignable Assets") without the consent of third Persons ("Consents") unless and until such consent shall be given. Seller and Buyer shall cooperate to obtain such Consents promptly.

        (c) To the extent permitted by applicable law, in the event Consents cannot be obtained on or before the Closing Date such Nonassignable Assets shall be held, as and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller's name and all benefits and obligations existing thereunder shall be for Buyer's account.

        (d) Seller shall take or cause to be taken at Buyer's expense such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect to all Nonassignable Assets.

        (e) As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Nonassignable Assets, at Buyer's expense, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf with respect thereto.

        (f) At or after Closing, Seller shall deliver to Buyer such documentation as Buyer may reasonably request and, at Buyer's expense, take all actions reasonably necessary in order to transfer to Buyer, all the U.L. listings relating to the Business Products and remove Seller from any listing in connection with such U.L. listings.

        2.7     No Licenses

        Unless expressly set forth in the Technology Transfer Agreement or Patent License Agreement, no right or license of any kind is granted to

Buyer pursuant to this Agreement with respect to Seller's Proprietary Information (other than Business Records), either directly or indirectly, by implication, by estoppel or otherwise.

        2.8     Bulk Sales Law

        Buyer hereby waives compliance by Seller with the requirements and provisions of any "bulk-transfer" laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

        2.9     Taxes

        The Purchase Price shall be exclusive of, and Buyer agrees to pay all, applicable sales, transfer, excise, value added, use or other similar taxes and all recording and filing fees, whether levied on Seller or Buyer, that are payable by reason of the sales, transfers, licenses, and assignments contemplated by this Agreement, except for Seller's income and capital gains taxes or franchise or other taxes based on Seller's income.

        2.10    Employees

        Buyer is not obligated to offer employment to any employee of Seller, but shall have the right to offer employment, on or after the Closing
Date, to any or all of the management (i.e., non-represented) personnel of the Business as of the Closing Date, as Buyer deems necessary for its future operations, on terms and conditions of employment established by Buyer.

3.	Representations and Warranties of Seller

        Seller represents and warrants to Buyer that:

        3.1     Organization and Authority

        Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power to carry on the Business as now conducted.

        3.2     Authorization; Binding Obligations

        Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all necessary corporate action. This Agreement has been, and each of the Collateral Agreements will be as of the Closing Date, duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements, when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, insolvency and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

        3.3     No Violations

        (a) Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and the Collateral Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Seller's charter or by-laws or in a violation of any statute, rule, regulation or ordinance applicable to Seller, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under,
(x) any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Seller is a party or by which it is bound or which relates to the Purchased Assets, or
(y) any Contract, License or Governmental Permit, or (iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or any of its Purchased Assets.

        (b) Except as set forth on Schedule 3.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except for consents of third Persons which are required to transfer or assign to Buyer any Purchased Assets or assign the benefits of or delegate performance with regard thereto.

        3.4     Assets

        (a) Except for leased equipment, if any, listed on Schedule 3.4, Seller has good and marketable title to, all the tangible Purchased Assets free and clear of any Encumbrance, except for Permitted Encumbrances.

        (b) No Inventory is stored at any location other than at a Business Location, the Principal Manufacturing Location or, on a customer's or potential customer's premises identified on Schedule 3.4. The Inventory was or will be acquired and maintained in accordance with the regular business practices of the Seller and consists or will consist of new and unused items.

        3.5     Personal Property

        The items of personal property set forth in Schedule 3.5 are in reasonable operating condition (subject to normal wear and tear), in light of their respective ages, for the purposes for which they are currently being used. To Seller's knowledge, all other personal property included in the Purchased Assets and used in the operation of the Business within the last 12 months from the date hereof are in reasonable operating condition (subject to normal wear and tear), in light of their respective ages, for the purposes for which they are currently being used. The Principal Equipment includes all of the equipment of the type specified on Schedule 2.1(a) owned by Seller and used to carry on the Business as presently conducted.

        3.6     Permits, Licenses

        Except as set forth on Schedule 3.6, there are no Governmental Permits necessary for or used by Seller in the operation of the Business or to use the Purchased Assets.

        3.7     Compliance With Laws and Litigation

        (a) Except as set forth on Schedule 3.7(a), Seller is in compliance with all laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from Governmental Bodies applicable to the Purchased Assets or the Business.

        (b) Except as set forth on Schedule 3.7(b), there are no actions, suits, proceedings or governmental investigations pending or, to Seller's knowledge, threatened against or relating to the Business or the Purchased Assets or against it that could be reasonably expected to have a Material Adverse Effect on the Purchased Assets.

        3.8     Contracts

        Schedule 2.1(c) contains a complete and accurate list of all outstanding Contracts that would require over the full term thereof cash payments by or to Seller of more than $1,000 or which require Buyer's performance of warranty or repair obligations. Each of such Contracts is valid, binding and enforceable against Seller and, to Seller's knowledge, the other parties, thereto in accordance with its terms. Each such Contract is in full force and effect. Each Contract has been obtained by Seller in the ordinary course of business consistent with past practice. Seller is not, and has received no notice that it is, in default or breach of or is otherwise delinquent in performance under any such Contracts, and, to Seller's knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Contracts. No event has occurred that, with notice or lapse of time, or both, would constitute a default under any such Contract.

        3.9     Brokers

        No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.10	Historical Financial Information

        The financial information set forth in Schedule 3.10 ("Financial Information") was compiled from the books and records of Seller, which are maintained in accordance with sound accounting practices. The Financial Information fairly presents in all material respects, except as noted therein and subject to the notes thereon, the sales, cost of sales, operating expenses, gross profits, research and development expenses and general and administrative expenses (which expenses may be direct or allocated) with respect to the Business for each of the twelve month periods ended December 31, 1995 and December 31, 1996.

        3.11    Products Liability

        Except as set forth on Schedule 3.11, (i) there is no notice, claim, action, suit, inquiry or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, against or involving Seller and any Business Product which is pending or, to Seller's knowledge, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Business Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "Product Liability Lawsuits"); (ii) since January 1, 1995, there has not been any Occurrence (as hereinafter defined); and (iii) since January 1, 1995, there has not been nor is there under consideration or investigation by the Seller, any Business Product rework or retrofit conducted by or on behalf of the Seller as a result of an Occurrence. For purposes of this Section 3.11, the term "Occurrence" shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship of any Business Product including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect thereto, or any such accident, happening or event otherwise involving any Business Product that is likely to result in a claim or loss.

        3.12    No Other Representations or Warranties

        (a) With respect to the Purchased Assets, the Business, or any other rights or obligations to be transferred hereunder or pursuant hereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee, attorney or other representative of Seller or by any Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or, the Technology Transfer Agreement or Patent License Agreement (including the Schedules hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally. It is hereby agreed by Buyer that, except as otherwise expressly provided herein or, in the Technology Transfer Agreement or Patent License Agreement, Seller makes no representations or warranties with respect to the Purchased Assets or the Business. Buyer further acknowledges that Seller has not made any warranty, express or implied, as to the future of the Business and/or its profitability for

Buyer, or with respect to any forecasts, projections or business plans prepared by Seller and delivered to Buyer in connection with the offering of the Business by Seller and the negotiation and the execution of this Agreement.

4.	Representations and Warranties of Buyer

        Buyer represents and warrants to Seller that:

        4.1     Organization and Authority

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and Buyer has full corporate power and authority necessary to carry on its business as now being conducted.

        4.2     Authorization; Binding Obligations

        Buyer has all necessary corporate power to execute and deliver this Agreement and the Collateral Agreements and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Collateral Agreements by all necessary corporate action. This Agreement has been and each of the Collateral Agreements will be as of the Closing Date duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements when duly executed and delivered by Buyer will be, valid and legally binding obligations of Buyer, enforceable against it in accordance with their terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

        4.3     No Violations

        (a) Except as set forth in Schedule 4.3 the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of Buyer's charter or by-laws or in a violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any material mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which it or its assets or properties are bound, or
(iii) violate any order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any of its properties.

        (b) Except as disclosed on Schedule 4.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

        4.4     Brokers

        No broker, investment banker, financial advisor or other Person, other than Cameron Associates, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Buyer.

        4.5     Sufficiency of Funds

        Buyer (i) has funds available to it to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement; and (ii) has the financial resources and capabilities to perform the Assumed Liabilities.

5.	Certain Covenants

        5.1     Information

        (a) Seller will give to Buyer and to its officers, employees, accountants, counsel and other representatives reasonable access during Seller's normal business hours throughout the period prior to the Closing to all of Seller's properties, books, contracts, commitments, reports of examination and records (excluding personnel records) directly relating to the Purchased Assets (but excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation). Buyer will hold, and will cause such representatives to hold, such information in confidence as provided in
Article 6. Further, prior to closing, Seller will afford Buyer access during normal business hours to the Business Location and the Seller's environmental books and records (except books and records subject to attorney-client or attorney-work product privileges) so as to afford Buyer full opportunity to make such review, examination and investigation of environmental matters and environmental conditions of the Purchased Assets as Buyer may reasonably desire to make.

        (b) After the Closing Date, Seller and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Contracts and any other files, records and information existing as of the Closing Date and relating to the Business, and will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities, including treatment, storage, transportation, disposal, recycling and handling of Hazardous Substances or compliance with Environmental Laws, relating to the Business or the Purchased Assets prior to the Closing Date, and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with reporting, filing or other requirements imposed by any foreign, local, state or federal court, agency or regulatory body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) (subject to clause (ii) above), perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this
Section 5.1(b) shall be during normal business hours and upon not less than two Business Days' prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

        (c) Each party agrees to preserve all Business Records and Governmental Permits and other files, records and information relating to the Business for at least 6 years after the Closing Date. After this 6 year period and at least 90 days prior to the planned destruction of any Business Records, Governmental Permits, or such files, records or information, the party in possession thereof shall notify the other party in writing and shall make available to the other party, upon its request, such Business Records and Governmental Permits, or files, records or information as applicable.

        5.2     Preservation of Assets

        From and after the date of this Agreement and until the Closing Date, except as set forth on Schedule 5.2 or as otherwise contemplated by this Agreement or the Schedules hereto or as Buyer shall otherwise consent to in writing, Seller, other than in the ordinary course of business or as may be required by law or governmental authority, will not permit all or any of the Purchased Assets (real or personal, tangible or intangible) to be sold, licensed or subjected to any Encumbrance (other than a Permitted Encumbrance).

        5.3     Sale by Buyer of Inventory Marked With Seller's Name

        (a) To the extent that Inventory consists of product or material that is marked with the name or mark "Lucent Technologies" or "AT&T" (or with other indicia of either of them) (the "Marked Inventory"), Buyer shall, consistent with customer requirements, use its Best Efforts to ship such Marked Inventory prior to shipping the same or similar products of Buyer. Except as specifically permitted under Section 5.3(b) below, Buyer shall cease, immediately upon the Closing, to mark, both internally and externally, all Business Products or any other product of Buyer that is not Marked Inventory with the names, marks or other indicia of "Lucent Technologies" or "AT&T". Notwithstanding the foregoing, Buyer shall have the right to make factual reference to the Lucent Technologies Bell Laboratories name in accordance with the Use Guidelines attached hereto as Exhibit D.

        (b) For a period of 60 days after the Closing Date, Buyer may continue to apply the name "Lucent Technologies" to Business Products manufactured during that 60-day period. At the end of that 60-day period, Buyer agrees to cease all use of "Lucent Technologies" name and to permanently remove the Lucent Technologies name on all molds bearing the Lucent Technologies name. Buyer may sell or otherwise distribute Business Products which display the Lucent Technologies name until such Business Products are depleted or until December 31, 1998, whichever occurs first. In the event Business Products bearing the Lucent Technologies name and manufactured in accordance with this paragraph fall below the standard of quality of Seller's products (as determined in good faith by Seller), Seller retains the right to terminate this grant upon written notice to Buyer.

        (c) If, after the Closing Date, Buyer desires to use any molds bearing the "AT&T" name to manufacture any Business Product to fulfill a customer's request, and Seller has within 12 months prior to the Closing Date used such mold to manufacture such Business Product, then Seller, at its sole cost and expense, agrees to remove the "AT&T" name on such mold as promptly as practicable.

        5.4     Collateral Agreements

        On or prior to the Closing Date, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer the following agreements (the "Collateral Agreements"): Technology Transfer Agreement, Patent License Agreement, Assignment and Assumption Agreement and Bill of Sale.

        5.5     Regulatory Compliance

        Each of Buyer and Seller shall use reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of Governmental Entities that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, prior to or following the Closing, and to take all reasonable actions to avoid the entry of any order or decree by any Governmental Entity prohibiting the consummation of the transactions contemplated hereby.

        5.6     Contacts with Suppliers, Employees and Customers

        Prior to the Closing Date, without the prior written consent of Seller, which may be withheld for any reason or no reason, Buyer will not contact any suppliers to or customers of the Business.

        5.7     Negotiations

        From and after the date hereof until the Closing Date or termination of this Agreement, neither Seller, nor its officers or directors nor anyone acting on behalf of Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group (other than the Buyer or its representatives) concerning any sale of substantial assets of the Business or similar transaction involving
Seller. Seller shall promptly communicate to Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

        5.8     Transition Plan; Interim Operations

        (a) As soon as practicable after the Closing Date, the parties will agree on a "Transition Plan" that will describe how the parties will use their good faith efforts to smoothly transition the Business from Seller after the Closing Date. It will include, among other things: (i) transition plan for intellectual property, inventory, and information related to manufacturing, customers and sales; (ii) schedule for completing the transition; (iii) procedure for resolving disputes during the transition (which procedure shall be resorted to before the procedures set forth in Section 9.5) and (iv) allocation of expenses related to the transition. Notwithstanding any provision contained herein or to be contained in the Transition Plan, the parties acknowledge and agree that each and every obligation to be performed by either party under the Transition Plan shall terminate on December 31, 1997.

        (b) After the Closing Date, Buyer will have responsibility for decisions relating to the Purchased Assets either directly or through Seller pursuant to arrangements established under the Transition Plan. The Buyer and Seller will cooperate fully to ensure that the Buyer's decisions are communicated within Seller's organization to the appropriate personnel. Notwithstanding the foregoing, but subject to Section 5.8(c) below, it is understood that each party will at all times retain direction and control of, and full responsibility for, and liability to, its own employees or representatives. The parties will consult each other in good faith with respect to any management or operational functions not specifically addressed by the Transition Plan and assign responsibility therefor by mutual agreement. Any disputes between the parties concerning their respective responsibilities or costs incurred therefor which cannot be resolved between them will be resolved pursuant to the escalation procedures set forth in the Transition Plan.

        (c) Notwithstanding the foregoing, and at the request of Buyer, Seller hereby agrees to operate the Business on Buyer's behalf as Buyer's agent for a period of 30 days after the Closing Date (the "Interim Period"). During the Interim Period, Seller shall serve as the day-to-day operator of the Business and shall operate the Business as such Business was operated by Seller in the ordinary course prior to the Closing Date. All costs and expenses directly incurred by Seller in operating the Business during the Interim Period, including, without limitation, salaries, employee benefits, payments to third party suppliers and vendors, and any other out-of pocket expenses, shall be borne by Buyer (collectively, the "Interim Costs and Expenses"). Notwithstanding any provision contained herein, the term "Interim Costs and Expenses" shall not include the value of any part, inventory or equipment (including the circuit boards referenced in Section 5.11) purchased by Buyer pursuant to this Agreement and which are used to manufacture a Business Product. All cash receipts received by Seller from the Business for products or services sold or rendered after the Closing Date shall be held by Seller for the benefit of Buyer and Seller shall, within forty-five (45) Business Days after the Interim Period, deliver such cash receipts to Buyer net of the Interim Costs and Expenses. Buyer acknowledges and agrees that Seller will operate the Business during the Interim Period as Buyer's agent and accordingly, each and every contractual obligations and other liabilities in respect of the Business that become incurred during the Interim Period shall be the responsibility of Buyer. Seller hereby agrees to operate the Business during the Interim Period in good faith. Seller shall not be liable to Buyer for any error of judgment, loss suffered or liability incurred by Buyer in connection with the operation of the Business by Seller during the Interim Period, except for such losses resulting from Seller's willful misconduct or gross negligence

        5.9     Customer Orders

        For a period of two (2) years from the Closing Date, Buyer shall use good faith efforts to provide Business Products that Buyer deems to be viable ongoing products to any customer of the Business on terms and conditions agreed upon between Buyer and such customer; provided, for a period of nine (9) months after the Closing Date, Buyer agrees to manufacture, produce and maintain all Business Products which were sold by Seller during the 12 month period prior to the Closing Date so long as Buyer is not required to purchase or lease any equipment to comply with the foregoing covenant. During such two (2) year period , if any such customer insists on placing an order for such Business Products with Seller, Buyer and Seller shall enter into such arrangements (including subcontracting) on terms and conditions which would allow Buyer to preserve its historic gross margin on products similar to such Business Product had Buyer made the sale directly so that Seller can satisfy the customer's desire to purchase Business Products from Seller.

        5.10    Non-Compete

        (a) Subject to the exceptions set forth in subsection (b) below, for a period of two (2) years following the Closing Date, Seller shall not engage in the public terminals business in North America.

        (b) Notwithstanding subsection (a) above, Seller shall not be prohibited from competing in the public terminals business as a result of:
(a) investing in an entity which is directly or indirectly engaged in the public terminals business, as long as, based upon information available to Seller, less than 20% of the revenues of such entity are attributable to the public terminals business (in which case Seller shall use reasonable efforts to dispose of such public terminals business activities in a financially prudent manner); (b) acquiring through merger, acquisition or other business combination another entity which is directly or indirectly engaged in the public terminals business, as long as the value of such other entity or the assets of such other entity exceeds 5% of the annual revenues of Seller; (c) investing in equity securities of any publicly traded business organization which is directly or indirectly engaged in the public terminals business, as long as the investment in any class of securities does not exceed 5% of the issued and outstanding shares of such class; (d) any activities whereby Seller is a customer of Buyer; (e) fulfilling contractual obligations to customers under contracts which are not or cannot be assigned under this Agreement; and (f) to avoid any possible misunderstanding, the Lucent Global Provisioning Centers Public Terminals Refurbishment Operations as currently conducted by Seller.

        5.11    Buy-Back of Circuit Boards

        On the Closing Date, Buyer will buy back from Seller 1,949 Olympian 5501 Printed Circuit Boards held by Seller for resale to the Entel-Chile
for a price of [     *     ] dollars ($[*]) per unit (which represents an
aggregate purchase price of $[   *  ]), by wire transfer of immediately
available funds to the account of Seller designated by Seller's written instructions. The Printed Circuit Boards will be sold to Buyer "AS IS" (other than title).

        Buyer acknowledges that 1,202 Olympian 5501 Printed Circuit Boards have been incorporated into Business Products which have been or are in the process of being delivered to Buyer. Seller acknowledges and agrees that upon receipt by Buyer of such Business Products, Buyer shall be entitled to reduce from the invoiced amount for such Business Products $[*] per each Olympian 5501 Printed Circuit Board incorporated in such Business Product.

-----------
* The text within the brackets has been omitted and separately filed with the Securities and Exchange Commission pursuant to a Rule 24b-2 request for confidential treatment.

6.	Confidential Nature of Information

        6.1     Confidentiality Agreement

        Buyer agrees that the Confidentiality Agreement between Buyer and Seller dated March 31, 1997 shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller transferred to Buyer.

        6.2     Seller's Proprietary Information

        (a) (i) Except as provided in Section 6.2(b) or as otherwise provided in the Technology Transfer Agreement, after the Closing and for a period of five (5) years following the Closing Date, each party will keep confidential all of the other party's and its Affiliates' Proprietary Information (other than with respect to the Business) that is received from, or made available by, such party in the course of the transactions contemplated hereby, including, for purposes of this Section 6.2, information about Seller's and its Affiliates' business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Proprietary Information as is conveyed to Buyer as part of the Purchased Assets. (ii) Subsequent to the Closing Date, the Seller will hold, and will instruct its officers, directors, advisors, Affiliates, employees and agents to hold, in confidence and not use in the public terminals business, Business Records, if any, retained by Seller and all documents and information concerning the Business, if any, retained by the Seller under Section 2.2(c).

        (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and the recipient party shall have no obligation with respect to any such Proprietary Information that:

                (i) was already known to Buyer other than through this transaction;

                (ii) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of the recipient party;

                (iii) is received by the recipient party from a Third Party without similar restriction and without breach of any agreement;

                (iv) to the extent it is independently developed by the recipient party after Closing Date; or

                (v) is, subject to Section 6.2(c), required to be disclosed under applicable law or judicial process.

        (c) If the recipient party (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, the recipient party will promptly notify the other party of such request or requirement and will cooperate with the other party such that the other party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, the recipient party
(or any of its Affiliates) is in the written opinion of the recipient party's counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or significant penalty, the recipient party (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by law. The recipient party will exercise its (and will cause its Affiliates to exercise their) Best Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

        (d) Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7.      Closing

        At the Closing, the following transactions shall take place:

        7.1     Documents to be Delivered by Seller

        On the Closing Date, Seller shall deliver, or execute and deliver, the following documents and agreements to Buyer:

        (a)     the Collateral Agreements;

        (b)     the Bill of Sale with respect to the Purchased Assets;

        (c)     the Assignment and Assumption Agreement;

        (d) all consents, waivers or approvals required to be obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

        (e) an opinion or opinions of Counsel for Seller dated the Closing Date with respect to the matters described in Sections 3.1, 3.2 and 3.3 in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Buyer;

        (f) a certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.2(a) and (b);

        (g) to the extent required, updated Schedules revised to reflect changes in the operations or condition of the Business between the date hereof and the Closing Date; and

        (h) all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets.

        7.2     Documents to be Delivered by Buyer

        On the Closing Date, Buyer shall deliver, or execute and deliver, the following funds, documents and agreements to Seller:

        (a)     the Purchase Price as provided in Section 2.3;

        (b)     the Collateral Agreements;

        (c)     the Assignment and Assumption Agreement;

        (d) an opinion or opinions of Counsel for Buyer dated the Closing Date with respect to the matters described in Sections 4.1, 4.2 and 4.3 in a form and subject to such exceptions as are customary for transactions similar to those contemplated hereby, which form shall be reasonably acceptable to Seller;

        (e) a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.3(a), and (b);

        (f) all such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer of the Assumed Liabilities.

        7.3     Closing Date

        The Closing shall take place at the office of Seller on such date and at such time as Seller and Buyer may agree upon (such date and time being referred to herein as the "Closing Date"), but in no event later than December 31, 1997. Notwithstanding the foregoing, Buyer and Seller hereby agree that the Closing shall take place on or within three (3) days after all the conditions specified in Article 8 have been satisfied or waived.

        7.4     Contemporaneous Effectiveness
All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.	Conditions Precedent to Closing

        8.1     General Conditions

        The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following condition:

        (a) Legal Proceedings. No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement, and no litigation, investigation or administrative proceeding that has a substantial chance of success on its merits initiated by any bona fide Third Party shall be pending or threatened that would enjoin, restrain, condition or prohibit consummation of this Agreement.

        8.2     Conditions Precedent to Buyer's Obligations

        The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

        (a) Representations and Warranties of Seller True at Closing. The representations and warranties of Seller contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except (i) to the extent of any event, occurrence or condition listed on the updated schedules delivered pursuant to
Section 7.1(g) that constitutes a breach of any of such representations and warranties, but that does not constitute a material breach (provided, however, that nothing herein, nor consummation of the Closing, shall be deemed to constitute a waiver of such breach), (ii) as affected by the transactions contemplated hereby, and (iii) to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

        (b) Performance by Seller. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

        (c) Consents. Any Third Party and Governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect on the Closing Date.

        8.3     Conditions Precedent to Seller's Obligations

        The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

        (a) Representations and Warranties of Buyer True at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true in all material respects as of the specified date.

        (b) Performance by Buyer. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing including the payment required under Section 5.11.

        (c) Tax Exemptions. Buyer shall have produced fully executed resale exemption certificates to support any claimed exemption from sales or use taxes.

        (d) Consents. Subject to Section 2.6, any Third Party and Governmental consents, approvals or authorizations necessary for the conveyance of the Purchased Assets or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect on the Closing Date.

9.	Status of Agreements

        The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

        9.1     Effect of Breach

        In the event of a material breach of any representation, certification or warranty, or agreement or covenant of Seller under this Agreement that is discovered by Buyer prior to Closing and that cannot be or is not cured by Seller upon prior notice and the passage of a reasonable period of time, Buyer may elect not to proceed with the closing hereunder, which shall be Buyer's sole remedy for such breach; provided, however, in such event, Buyer may make a claim for reimbursement of reasonable expenses incurred by it in connection with this transaction up to a maximum of twenty five thousand dollars ($25,000).

        9.2     Survival of Representations and Warranties

        The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing for twenty-four (24) months, except for (a) the representations and warranties contained in Sections 3.1 and 3.2 and Section 3.3, (only with respect to Seller's charter and by-laws), which shall survive for the applicable statute of limitations, and
(b) the representations and warranties contained in Sections 4.1 and 4.2 and Section 4.3 (only with respect to Buyer's charter and by-laws), which shall survive the applicable statute of limitations. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the survival period for such representation or warranty expires, except for claims then pending or theretofore asserted in writing by any party in accordance with the terms and conditions of this Agreement. The respective representations and warranties of Buyer and Seller contained in this Agreement or any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

        9.3     General Agreement to Indemnify

        (a) Each party the ("Indemnifying Party") shall indemnify, defend and hold harmless the other party hereto and any employee, director, officer or Affiliate of the other party (each an "Indemnified Party") from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, "Losses") incurred or suffered by any Indemnified Party to the extent that the Losses arise out of, result from or relate to (i) the failure of any representation or warranty of such party contained in this Agreement to have been true, or with respect to the representations or warranties set forth in Section 3.3(a) (ii), 3.3(b), 3.4(b), 3.6, 3.7(a), 3.8 (with respect to the first sentence thereof), 4.3(b), 4.3(a) (ii) and (iii), true in all material respects, when made and as of the Closing Date or such other date as expressly provided otherwise in Section 8.2(a) or 8.3(a) or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

        (b) Buyer further agrees to indemnify and hold harmless Seller from and against any Losses incurred by Seller arising out of, resulting from or relating to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; (ii) any liability arising out of the operation of the Purchased Assets on or after the Closing Date; and (iii) any claim, demand or liability for the taxes referred to in Section 2.9, including interest and penalties thereon.

        (c) Seller further agrees to indemnify and hold harmless Buyer from and against any Losses incurred by Buyer arising out of, resulting from, or relating to: (i) any failure by Seller to discharge any of the Excluded Liabilities; (ii) any liability arising out of the operation of the Purchased Assets prior to the Closing Date except for the Assumed
Liabilities; (iii) any termination, salary continuation or severance pay or benefits payable by Seller to any employee by reason of such employee's termination of employment by Seller; or (iv) Buyer's waiver of any applicable Bulk Sales laws.

        (d) Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental Asset Acquisition Statement as required by Section 2.3 and Treasury Reg. paragraph 1.1060-1T(f) and (h)(2)(ii) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined in Section 9.4(a)), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

        (e) The amount of the Indemnifying Party's liability under this Agreement shall be reduced by any applicable insurance proceeds actually received by, the Indemnified Party as reimbursement of Losses. The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers, employees and Affiliates of the other party hereto on the same terms as are applicable to such other party.

        (f) The Indemnifying Party's liability for all claims under Section 9.3(a) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed $25,000, in which case the Indemnifying
Party shall be liable only for the portion of the Losses exceeding $25,000, and (ii) the Indemnifying Party's aggregate liability for all claims including those made under Section 9.3(a) shall not exceed the Purchase

Price. The Indemnified Party may not make a claim for indemnification under Section 9.3(a) for breach by Seller of a particular representation or warranty after the expiration of the survival period specified in
Section 9.2 applicable to such representation or warranty.

        (g) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided however that nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise based on fraud by either party.

        (h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement; provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party claims. Both parties shall use reasonable efforts to mitigate their damages.

        9.4     Procedures for Indemnification

        (a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless the Indemnifying Party has suffered material prejudice by such failure). The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages or
(ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages, and where the Indemnified Party reasonably determines (and continues to reasonably determine) that defense of the claim by the Indemnifying Party will not have a Material Adverse Effect on the Indemnified Party.

        (b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

        (c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld) unless such settlement or judgment relates solely to monetary damages which the Indemnifying Party will pay in full. The Indemnifying Party shall not, without the Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, enter into any compromise or settlement that
(i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which Seller has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        9.5     Arbitration;  Choice of Law

        (a) Any dispute, controversy or claim, whether based on contract, tort, statute or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising out of or related to this Agreement, shall be resolved by arbitration pursuant to this Section 9.5 and the then-current Commercial Rules and supervision of the American Arbitration Association. The duty to arbitrate shall extend to any officer, employee, shareholder, principal, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary or guarantor, of a party hereto making or defending any claim which would otherwise be arbitrable hereunder.

        (b) Prior to demanding arbitration, the parties shall first in good faith consult among appropriate officers of Buyer and Seller, which shall begin promptly after one party has delivered to the other a written request for consultation. At any time thereafter, either party may request in writing that the dispute be referred to appropriate Senior Executives of Buyer and Seller. Within 10 Business Days after such request, the Senior Executives (and not their designees) shall meet and attempt in good faith to resolve the dispute.

        (c) Neither party shall file a demand for arbitration until 45 Business Days after a request is made for Senior Executive meetings as provided for in Section 9.5(b).

        (d) The arbitration shall be held in the headquarters city of the party not initiating the claim before a single arbitrator who is knowledgeable in the subject matter of the dispute. The arbitrator's decisions and award shall be issued within 30 Business Days from the hearing of final arguments of the parties. The decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of any damage limitations expressed in, this Agreement .

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

        (e) In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of intellectual property rights.

        (f) Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects of this Agreement shall be interpreted in accordance with, and the arbitrator shall apply and be bound to follow the substantive laws of, the State of New York. Each party shall bear its own attorneys' fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.

        (g)     The parties agree not to submit a dispute subject to this
Section 9.5 to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 9.5, or to enforce the award of the arbitrator. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other party.

        (h) The arbitrator may order the parties to exchange copies of non-rebuttal exhibits and copies of witness lists in advance of the arbitration hearing. The parties shall be entitled to the exchange in discovery of documents which shall be limited to those documents which are relevant and for which a requesting party has a substantial demonstrable need. However, except as provided in the preceding sentence, the arbitrator shall have no other power to order discovery or depositions unless and then only to the extent that all parties otherwise agree in writing.

        (i) Neither a party, witness nor the arbitrator may disclose the contents or results of any arbitration hereunder without prior written consent of all parties, unless and then only to the extent required to enforce or challenge the award, as required by law, or as necessary for financial and tax reports and audits.

        (j) Notwithstanding anything to the contrary in this Section 9.5, in the event of alleged violation of a party's intellectual property rights (including, but not limited to, unauthorized disclosure of confidential information), that party may seek temporary injunctive relief from any court of competent jurisdiction pending appointment of an arbitrator. The party requesting such relief shall simultaneously file a demand for arbitration of the dispute, and shall request the American Arbitration Association to proceed under its rules for expedited hearing. In no event shall any such temporary injunctive relief continue for more than 30 days.

        (k) If any part of this Section 9.5 is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate hereunder or any other part of this Section 9.5.

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

10.	Miscellaneous Provisions

        10.1    Notices

        All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

                (a)     If to Seller, to:  600-700 Mountain Avenue
                                           Murray Hill, N.J.  07974-0636
                                           Attention:  Sr. V. P.,
                                           Corporate Development

                         With a copy to:   600-700 Mountain Avenue
                                           Murray Hill, N.J.  07974-0636
                                           Attention:  V.P. Law,
                                           Corporate and Securities Group


                (b)     If to Buyer, to:   6428 Parkland Drive
                                           Sarasota, Florida  34243
                                           Attention:  President



                        With a copy to:    Larry P. Laubach, Esq.
                                           Schnader Harrison Segal & Lewis LLP
                                           1600 Market Street, Suite 3600
                                           Philadelphia, PA  19103


        10.2    Expenses

        Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

        10.3    Entire Agreement; Modification

        The agreement of the parties, which is comprised of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

        10.4    Assignment; Binding Effect; Severability

        This Agreement may not be assigned by either party hereto without the other party's written consent. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use Best Efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

        10.5    Governing Law

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without regard to its principles of conflicts of law.

        10.6    Execution in Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        10.7    Public Announcement

        Neither Seller nor Buyer, without the approval of the other party, shall make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their Best Efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting and Securities and Exchange Commission disclosure obligations.

        10.8    No Third-Party Beneficiaries

        Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

11.	Termination and Waiver

        11.1    Termination

        This Agreement may be terminated at any time prior to the Closing
Date by:

        (a) Mutual Consent. The mutual written consent of Buyer and Seller;

        (b) Court Order. Buyer or Seller if there shall be in effect a nonappealable order of a court of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby.

        (c) Delay. The Buyer or Seller if the Closing shall not have occurred within six (6) months following the date hereof, provided that the terminating party is not otherwise in material default or breach of this Agreement.

        (d) by either the Seller or the Buyer if there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement which material breach has not been cured by such other party within sixty (60) Business Days after notice thereof.

        11.2    Effect of Termination

        In the event of the termination of this Agreement, this Agreement shall become void and have no effect, except as provided in Article 6 and Sections 10.2 and 10.7, without any liability on the part of any party or its directors, officers or stockholders, except for any liability of any party then in breach.

        11.3    Waiver of Agreement

        Any term or condition hereof may be waived at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee ; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        11.4    Amendment of Agreement

        This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or, in the case of Seller, employees, whether before or after such party's action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or by such employee

        IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

                                        Lucent Technologies Inc.

                                        By:   /s/ R. D. Van Saun
                                              -------------------------

                                        Name: R. D. Van Saun
                                              -------------------------

                                        Title: Special Customer Operations
                                              -------------------------
                                               Vice President


                                        Elcotel Direct, Inc.

                                        By:   /s/ C. Shelton James
                                              -------------------------

                                        Name: C. Shelton James
                                              -------------------------

                                        Title: President
                                              -------------------------

Schedule 1.1A		Business Locations

Schedule 1.1C		Supplier Locations

Schedule 1.2		Certain Persons

Schedule 2.1(a)         Principal Equipment

Schedule 2.1(b)         Inventory

Schedule 2.1(c)         Contracts

Schedule 2.1(d)         Licenses

Schedule 2.1(f)         Governmental Permits

Schedule 2.1(h)         Additional Excluded Assets

Schedule 3.3		Certain Violations

Schedule 3.4		Title to Assets; Location of Inventory

Schedule 3.5		Personal Property

Schedule 3.6		Permits, Licenses

Schedule 3.7(a)         Compliance With Laws

Schedule 3.7(b)         Litigation

Schedule 3.10		Financial Information

Schedule 3.11		Product Liability Claims

Schedule 4.3		Certain Violations; Buyer's Consents

Schedule 5.2            Seller's Exceptions to Preservation of Assets

Exhibit A-1             Form of Technology Transfer Agreement

Exhibit A-2             Form of Patent License Agreement

Exhibit B               Form of Assignment and Assumption Agreement

Exhibit C               Form of Bill of Sale

Exhibit D               Use Guidelines